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                        [NORAND CORPORATION LETTERHEAD]

                                                                January 24, 1997

Dear Stockholder,

    I am pleased to report that, on January 21, 1997, Norand Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") with Western Atlas Inc. that provides for the acquisition of Norand by Western Atlas at a price of $33.50 per share in cash. Under the terms of the proposed transaction, a Western Atlas subsidiary is today commencing a cash tender offer (the "Offer") for all outstanding shares of Norand common stock at $33.50 per share. Following the successful completion of the Offer, the Western Atlas subsidiary will be merged into Norand (the "Merger") and all Norand shares not purchased in the Offer will be converted into the right to receive $33.50 per share in cash in the Merger.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF NORAND COMMON STOCK AND RECOMMENDS THAT NORAND STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors. These factors included the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, financial advisors to Norand, that the consideration to be received by Norand's stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

    Accompanying this letter is a copy of Norand's Solicitation/Recommendation Statement on Schedule 14D-9 including Norand's Rule 14f-1 Information Statement. Also enclosed is Western Atlas' Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares. I urge you to carefully read the enclosed materials, including Donaldson, Lufkin & Jenrette's fairness opinion which is attached to the Schedule 14D-9.

    The management and directors of Norand thank you for the support you have given the company.

                                          Sincerely,

                                          N. Robert Hammer
                                          Chairman, President and Chief
                                          Executive Officer